As filed with the Securities and Exchange Commission on July 14, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAC-GRAY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3361982
(State of Incorporation)	(I.R.S. Employer Identification Number)

22 Water Street

Cambridge, Massachusetts 02141

Telephone: (617) 492-4040

(Address of Principal Executive Offices)

MAC-GRAY CORPORATION
2005 STOCK OPTION AND INCENTIVE PLAN

(Full Title of the Plan)

Stewart G. MacDonald, Jr.
Chairman and Chief Executive Officer

c/o Mac-Gray Corporation

22 Water Street

Cambridge, Massachusetts 02141

(781) 492-4040

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to

Robert P. Whalen, Jr.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109-2881

(617) 570-1000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.01 per share	1,300,000 shares	(1)(2)	$10.025	(3)	$13,032,500	(3)	$1,533.93	(3)

Deferred Compensation Obligations					$1,000,000	(4), (5)	$117.70

(1)           This registration statement also relates to such indeterminate number of additional shares of Mac-Gray Corporation’s Common Stock, par value $0.01 per share, of (the “Common Stock”) as may become issuable under the Mac-Gray Corporation 2005 Stock Option and Incentive Plan (the “Plan”) to prevent dilution resulting from any reorganization, recapitalization, reclassification, stock dividend, stock split, or other similar change.

(2)           This registration statement also relates to the rights to purchase Series A Junior Participating Cumulative Preferred Stock of the Company which are attached to all shares of Common Stock outstanding as of, and issued subsequent to, June 17, 1999, pursuant to the terms of the Company’s Shareholder Rights Agreement dated as of June 15, 1999.  Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates of Common Stock and will be transferred only with such stock.

(3)           Calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of determining the amount of the registration fee.  The registration fee has been calculated based on the average of the high and low prices for the Common Stock, as reported on the New York Stock Exchange on July 12, 2005.

(4)           This estimate is made pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the estimated amount of compensation being deferred under the Plan.  Estimated for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(5)           Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of obligations to be offered or sold pursuant to the deferred compensation program under the Plan described herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are hereby incorporated by reference in this Registration Statement:

(a) The Annual Report on Form 10-K filed by the Mac-Gray Corporation (the “Company”) for the fiscal year ended December 31, 2004, as amended;

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c) The description of the Company’s Common Stock contained in the Company’s Registration Statement filed under the Exchange Act on Form S-1 dated August 14, 1997 and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

Under the Mac-Gray Corporation 2005 Stock Option and Incentive Plan (the “Plan”), participants may be granted deferred stock awards of phantom stock units.  In addition, selected participants may elect to defer all or a portion of their cash compensation or restricted stock awards to deferred stock awards to be credited to phantom stock unit accounts maintained under the Plan.  During the deferral period, phantom stock units may be credited with dividend equivalent rights.  Deferred phantom units may be settled only in shares of Common Stock.

The obligations to settle phantom stock units (the “Obligations”) are not convertible into any other security of the Company.  No trustee has been appointed to take action with respect to the Obligations and each participant will be responsible for enforcing his or her own rights with respect to the Obligations.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subsection (a) of Section 145 of the Delaware General Corporation Law (the “DGCL”), empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized and ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Sections 2 and 3 of Article V of the Company’s amended By-Laws (the “By-Laws”) provide that the directors and officers of the Company shall be, and in the discretion of the Board of Directors non-officer employees may be, indemnified by the Company to the fullest extent authorized by the DGCL, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company.  Further, the By-Laws require the advancement of expenses incurred by directors in relation to any action, suit or proceeding and permit, in the discretion of the Board of Directors, such advancement of expenses incurred by officers and non-officer employees, provided the advancement of expenses is accompanied by an undertaking by the applicable director, officer or non-officer employee to repay any expenses so advanced if it shall ultimately be determined that such director, officer or non-officer employee is not entitled to be indemnified against such expenses. The By-Laws also provide that the right of directors and officers to indemnification shall be a contractual right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise.  Finally, the By-Laws permit the company to maintain insurance, at its expense, which insures against liabilities that directors, officers or non-officer employees of the Company, in such capacities, may incur regardless of whether or not the Company would have the power to indemnify such person against such liability under the DGCL or under the By-Laws.  The Company has obtained such liability insurance.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  Article VII of the Company’s Amended and Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

ITEM 8.  EXHIBITS.

Exhibit	Description

4.1

Amended and Restated Certificate of Incorporation of the Company, incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (No. 333-33669), filed with the Securities and Exchange Commission on August 14, 1997.

4.2	By-Laws, as amended, of the Company, incorporated herein by reference to Exhibit 3.2 to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 29, 2002.

4.3

Mac-Gray Corporation 2005 Stock Option and Incentive Plan, incorporated herein by reference to Exhibit 10.1 to the Company’s Form 10-K, filed with the Securities and Exchange Commission on May 31, 2005.

5.1 *	Opinion of Goodwin Procter LLP.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2 *	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in signature pages to this Registration Statement).

*Filed herewith

ITEM 9.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, the Commonwealth of Massachusetts on this 14th day of July, 2005.

MAC-GRAY CORPORATION

By:	/s/ Stewart G. MacDonald, Jr.
Stewart G. MacDonald, Jr.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Stewart G. MacDonald, Jr. and Michael J. Shea his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stewart G. MacDonald, Jr.	Chairman and Chief Executive Officer (Principal Executive	July 14, 2005
Stewart G. MacDonald, Jr.	Officer)

/s/ Michael J. Shea	Executive Vice President, Chief Financial Officer, Treasurer and	July 14, 2005
Michael J. Shea	Secretary (Principal Financial and Accounting Officer)

/s/ David W. Bryan	Director	July 14, 2005
David W. Bryan

/s/ Thomas E. Bullock	Director	July 14, 2005
Thomas E. Bullock

/s/ Edward F. McCauley	Director	July 14, 2005
Edward F. McCauley

/s/ Larry L. Mihalchik	Director	July 14, 2005
Larry L. Mihalchik

/s/ Jerry A. Schiller	Director	July 14, 2005
Jerry A. Schiller

EXHIBIT INDEX

Exhibit Number	Description

4.1

Amended and Restated Certificate of Incorporation of the Company, incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (No. 333-33669), filed with the Securities and Exchange Commission on August 14, 1997.

4.2	By-Laws, as amended, of the Company, incorporated herein by reference to Exhibit 3.2 to the Company’s Form 10-K, filed with the Securities and Exchange Commission on March 29, 2002.

4.3

Mac-Gray Corporation 2005 Stock Option and Incentive Plan, incorporated herein by reference to Exhibit 10.1 to the Company’s Form 10-K, filed with the Securities and Exchange Commission on May 31, 2005.

5.1 *	Opinion of Goodwin Procter LLP.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2 *	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in signature pages to this Registration Statement).

*Filed herewith